EXHIBIT 99.1

                                                         For Immediate Release


CONTACT:                   Anne A. Tarbell
                           Triarc Companies, Inc.
                           212/451-3030
                           www.triarc.com



             REGISTRATION STATEMENT OF TRIARC SUBSIDIARIES DECLARED
                                   EFFECTIVE

                   Exchange offer to expire January 26, 2000



New York, NY, December 23, 1999 - Triarc Companies, Inc. (NYSE: TRY) announced today that the registration statement on Form S-4, relating to Triarc Consumer Products Group, LLC's and Triarc Beverage Holdings Corp.'s $300 million of 10 1/4% senior subordinated notes due 2009 (the "Exchange Notes"), has been declared effective by the Securities and Exchange Commission.

In February 1999, Triarc Consumer Products Group, LLC and Triarc Beverage Holdings Corp., subsidiaries of Triarc, sold $300 million of their 10 1/4% senior subordinated notes due 2009 in a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended (the "Initial Notes"). The registration statement was filed to permit holders of Initial Notes to exchange Initial Notes for Exchange Notes. The terms of the Exchange Notes are substantially identical (including principal amount, interest rate, maturity, security and ranking) to the terms of the Initial Notes, except that the


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Exchange Notes are registered under the Securities Act, do not bear legends
restricting  their transfer and are not entitled  to  certain   registration
rights and certain additional interest provisions which are applicable to the Initial Notes. The annual interest rate on the Exchange Notes is 10 1/4%. The annual interest rate on the Initial Notes will be reset from 10 3/4% to 10 1/4% upon the completion of the Exchange Offer.

To properly exchange Initial Notes, holders must complete and deliver a letter of transmittal to The Bank of New York (the "Exchange Agent") on or before 5:00 p.m. January 26, 2000 (the "Expiration Date"). Holders must also deliver certificates representing their Initial Notes or, in the case of holders utilizing the book-entry transfer procedures described in the prospectus included as part of the registration statement, have a confirmation of such book-entry transfer into the Exchange Agent's account at The Depositary Trust Company sent to the Exchange Agent, on or before the Expiration Date.

Requests for a prospectus and a letter of transmittal should be directed to the Exchange Agent, The Bank of New York, at (212) 815-4699.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.


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Triarc,  through  Triarc  Consumer  Products  Group,  LLC, is a leading  premium beverage company (Snapple(R), Mistic(R), Stewart's(R)), a restaurant franchisor (Arby's(R), T.J. Cinnamons(R) and Pasta Connection(TM)) and a producer of soft drink concentrates (Royal Crown(R), Diet Rite(R), Nehi(R)).

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